Exhibit 10.1

EXECUTION VERSION

MASTER AGREEMENT

by and between

SprintCom, Inc.
(“Sprint”)

and

Shenandoah Personal Communications, LLC
(“Shentel”)

dated as of

August 10, 2015

Exhibits

Exhibit A	Spectrum Assignment Documentation
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Termination Agreement

MASTER AGREEMENT

THIS MASTER AGREEMENT (this “Agreement”) is made as of August 10, 2015, by and among SprintCom, Inc., a Kansas corporation (“Sprint”), and Shenandoah Personal Communications, LLC, a Virginia limited liability company (“Shentel”).  Sprint and Shentel are individually referred to in this Agreement as a “Party” and collectively as the “Parties.”  Capitalized terms used herein without definition have the meanings ascribed to such terms in Article I.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2015, by and among Shenandoah Telecommunications Company, a Virginia corporation (“Parent”), Gridiron Merger Sub, Inc., a Delaware corporation and wholly-owned, direct subsidiary of Parent (“Merger Sub”), and NTELOS Holdings Corp., a Delaware corporation (“nTelos”), Merger Sub will merge with and into nTelos, with nTelos surviving the merger as a wholly-owned, direct subsidiary of Parent (the “Merger”);

WHEREAS, as a result of the Merger, Parent, through its wholly-owned subsidiaries, will hold (i) certain licenses for wireless communications services in the service territory served by nTelos prior to the effective time of the Merger (the “Effective Time”), as such territory is more particularly described in Exhibit A of the Shentel Affiliate Addendum (the “Former nTelos Service Area”), and (ii) assets, business and Subscribers in the Former nTelos Service Area (collectively, the “nTelos Business”);

WHEREAS, the existing business relationship between Shentel and Sprint is governed by, among other agreements, the Management Agreement and the Services Agreement (collectively, as amended, the “Shentel Affiliate Agreements”); and

WHEREAS, Shentel and Sprint desire to (i) make certain adjustments in their relationship and obligations to each other with respect to Shentel’s wireless communications business, and (ii) engage in the other transactions as contemplated herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                   Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Active Sprint Affiliate Subscriber” means a Converted nTelos Affiliate Subscriber that, as of the Determination Date, (i) for a post-paid Subscriber, is not more than 90 days overdue on payment to Sprint and (ii) for a pre-paid Subscriber, has available units or an additional purchase of units has occurred within a sixty (60) day period ending with the Determination Date.

“Active Sprint Retail Subscriber” means a Converted nTelos Retail Subscriber that, as of the Retail Determination Date, (i) for a post-paid Subscriber, is not more than 90 days overdue on payment to Sprint and (ii) for a pre-paid Subscriber, has available units or an additional purchase of units has occurred within a sixty (60) day period ending with the Retail Determination Date.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person.  For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of equity interests, by contract or otherwise.  For all purposes of this Agreement, following the Merger nTelos shall be deemed to be an Affiliate of Shentel.

“Amended and Restated Resale Agreement” shall mean the Amended and Restated Resale Agreement, dated as of May 1, 2014, by and among West Virginia PCS Alliance, L.C., Virginia PCS Alliance, L.C., NTELOS Inc., Sprint Spectrum L.P., and certain Affiliates of Sprint.

“Business Day” shall mean any day, other than Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the State of New York.

“Communications Act” shall mean the Communications Act of 1934, as amended from time to time.

“Consent” shall mean all Governmental Authorizations and consents, registrations, approvals, permits, authorizations or waivers of other third parties.

“Converted nTelos Affiliate Subscribers” shall mean the sum of (i) X plus (ii) Y, where:

X = those Subscribers who are Former nTelos Affiliate Customers that satisfy the following criteria as of the Determination Date: (i) the Subscriber’s MDN has been provisioned onto Sprint’s platform; (ii) Sprint has the capability to invoice all the Subscriber’s usage after provisioning; (iii) Sprint has the capability to manage billing, customer care, and all other aspects of the customer relationship with the Subscribers, in accordance with the Shentel Affiliate Agreements; and (iv) the Subscriber’s MDN, CPNI, and account information is no longer active or available on any nTelos or Shentel platform or back office system, but is in Sprint’s possession, custody, and control consistent with the Shentel Affiliate Agreements.

Y = each other Subscriber on the Sprint billing platform as of the Determination Date who is Homed to the Former nTelos Service Area and who became a Subscriber at any time after the Closing Date (excluding, for the avoidance of doubt, (i) any Sprint/nTelos Subscribers and (ii) any Former nTelos Customers).

“Converted nTelos Retail Subscribers” shall mean those Subscribers who are Former nTelos Retail Customers, except for those Former nTelos Retail Customers Homed to the geographic areas covered by the NPA-NXXs set forth on Schedule I, that satisfy the following criteria as of the Retail Determination Date: (i) the Subscriber’s MDN has been provisioned onto Sprint’s platform; (ii) Sprint has the capability to invoice all the Subscriber’s usage after provisioning; and (iii) Sprint has the capability to manage billing, customer care, and all other aspects of the customer relationship with the Subscribers.

“CPNI” shall mean customer proprietary network information.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC” shall mean the Federal Communications Commission.

“FCC Consents” shall mean the Consents issued or granted by the FCC required to effect the transactions and specified in Section 6.1(b) of this Agreement.

“FCC Licenses” shall mean all licenses and authorizations issued by the FCC with respect to the spectrum that Sprint and its Affiliates may use to provide wireless communication services held by nTelos prior to the Closing related to the Former nTelos Service Area as set forth on Schedule II attached hereto.

“FCC Rules” shall mean the rules and regulations established by the FCC pursuant to the Communications Act, as amended from time to time, together with all orders and public notices of the FCC.

“Final Order” shall mean an action or decision that has been granted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Former nTelos Affiliate Customers” shall mean, collectively, all of the Customers who are Homed to the Former nTelos Service Area.

“Former nTelos Customers” shall mean the Customers in the nTelos Footprint as of the Closing Date.  For the avoidance of doubt, the Former nTelos Customers shall comprise the Former nTelos Affiliate Customers and the Former nTelos Retail Customers as of the Closing Date.

“Former nTelos Retail Customers” shall mean, collectively, all of the Customers who are Homed to the NPA-NXXs covering the geographic areas set forth on Schedule III.

“Governmental Authorizations” shall mean any license, permit, certificate of authority, waiver, variance, order, operating rights, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower, or to use an asset or process, in each case issued or granted by a Governmental Entity.

“Governmental Entity” shall mean any domestic or foreign governmental or regulatory authority, court, agency, department, division, commission, body or other legislative, executive or judicial governmental entity, including any subdivision thereof and any entity specifically designated by Law to administer, manage or oversee any governmental or regulatory program established under federal or state Law.

“Homed” shall mean, with respect to a Subscriber, the geographic area covered by such Subscriber’s NPA-NXX.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Intercarrier Roamer Service Agreement” shall mean the Intercarrier Roamer Service Agreement, dated as of May 1, 2014, by and between Sprint Spectrum L.P., certain Affiliates of Sprint, and NTELOS Inc.

“Interference Consent” shall mean any agreement or arrangement between a Party and any Person, including any present or proposed PCS, cellular, or microwave system operator or any PCS, cellular, or microwave licensee, conditional licensee or applicant with respect to co-channel and/or adjacent channel interference, the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets, allowing interference, restricting station operations, licensing or location, or limiting transmission time.

“Intra-Company Lease” shall mean the intra-company spectrum lease between nTelos, Inc. and its subsidiary, West Virginia PCS Alliance, L.C.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry, of any of Shentel’s executive officers.

“Law” shall mean all federal, state, local or non-U.S. laws, statutes, ordinances, codes, rules, regulations and decrees of Governmental Entities.

“Lien” shall mean pledges, liens, charges, mortgages, deeds of trust, restrictions, covenants, title retention agreements, options, leases, licenses, easements, encroachments, encumbrances and security interests of any kind or nature whatsoever.

“Management Agreement” shall mean the Sprint PCS Management Agreement, dated as of November 5, 1999, by and among Sprint Spectrum L.P., WirelessCo, L.P., Sprint Communications Company L.P., APC PCS, LLC, PhillieCo, L.P. and Shenandoah Personal Communications, LLC, as amended and supplemented from time to time.

“MDN” shall mean mobile device number.

“Net Service Fee” has the meaning ascribed to such term in the Services Agreement.

“nTelos Footprint” shall mean the territory covered by the following Basic Trading Areas (BTAs) identified by the FCC authorizations:  BTA #12 (Altoona, PA); BTA #23 (Athens, OH); BTA #35 (Beckley, WV); BTA #48 (Bluefield, WV); BTA #73 (Charleston, WV); BTA #75 (Charlottesville, VA); BTA #80 (Chillicothe, OH); BTA #82 (Clarksburg-Elkins, WV); BTA #100 (Cumberland, MD); BTA #104 (Danville, VA); BTA #137 (Fairmont, WV); BTA #179 (Hagerstown, MD-Chambersburg, PA-Martinsburg, WV); BTA #183 (Harrisonburg, VA); BTA #197 (Huntington, WV-Ashland, KY); BTA #259 (Logan, WV); BTA #266 (Lynchburg, VA); BTA #284 (Martinsville, VA); BTA #306 (Morgantown, WV); BTA #342 (Parkersburg, WV-Marietta, OH); BTA #359 (Portsmouth, OH); BTA #374 (Richmond-Petersburg, VA – only including Brunswick and Mecklenburg County, VA); BTA #376 (Roanoke, VA); BTA # 430 (Staunton-Waynesboro, VA); BTA #471 (Wheeling, WV); BTA #474 (Williamson, WV – Pikeville, KY); BTA # 479 (Winchester, VA); and BTA #487 (Zanesville-Cambridge, OH).

“nTelos-Sprint Spectrum Leases” shall mean, collectively, (i) the Long-Term De Facto Spectrum Leasing Agreement, dated as of May 21, 2014, by and among Nextel Communications of the Mid-Atlantic, Inc., Nextel WIP License Corp., Nextel WIP Expansion Two Corp., Nextel License Holdings 1, Inc., and NTELOS Inc.; (ii) the Long-Term De Facto Spectrum Leasing Agreement, dated as of May 21, 2014, by and among APC PCS, LLC, WirelessCo, L.P., SprintCom, Inc., Nextel Communications of the Mid-Atlantic, Inc., Nextel License Holdings 4, Inc., Nextel License Holdings 1, Inc., and NTELOS Inc.; and (iii) the Long-Term De Facto Spectrum Leasing Agreement, dated as of May 21, 2014, by and among NSAC, LLC, Clearwire Spectrum Holdings, LLC, Clearwire Spectrum Holdings III, LLC, Alda Wireless Holdings, LLC, and NTELOS Inc.

“Other nTelos Spectrum Leases” shall mean, collectively, (i) the Amended and Restated MDS Lease Agreement, dated as of August 3, 2000, by and between John Dudeck and CFW Cable Inc.; (ii) the Amended and Restated MDS Lease Agreement, dated as of August 3, 2000, by and between Blake Twedt and CFW Cable Inc.; (iii) the Amended and Restated MDS Lease Agreement, dated as of August 3, 2000, by and between Ivan Nachman and CFW Cable Inc.; (iv) the Agreement, dated as of July 8, 1992, by and between Lynchburg City Schools and Charlottesville Quality Cable Operating Company, as amended by that certain Amendment and Renewal, dated as of June 2, 2004, by and between Lynchburg City Schools and NTELOS Cable Inc.; and (v) any extensions, renewals, replacements or similar modifications to any of the foregoing.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization or other entity or Governmental Entity or “group” (as defined in the Exchange Act).

“Proceeding” shall mean any investigation, action, arbitration, proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Services Agreement” shall mean the Sprint PCS Services Agreement, dated as of November 5, 1999, by and between Sprint Spectrum L.P. and Shenandoah Personal Communications, LLC, as amended and supplemented from time to time.

“Subscriber” shall mean a customer with a unique NPA-NXX, provided that if a customer has more than one NPA-NXX, there shall be deemed to be a Subscriber for each unique NPA-NXX.

“Transfer” shall mean to sell, transfer, deliver, convey, assign or otherwise dispose of the applicable asset.

“Transactions” shall mean the transactions contemplated by this Agreement (excluding the Merger) and by each of the other Transaction Documents.

“Transaction Documents” shall mean, collectively, this Agreement and each of the documents referred to in Section 3.2.

In addition to the foregoing, the following terms shall have the meanings ascribed to them in the Sections or Articles identified below:

Term	Section/Article

Adverse Regulatory Condition	6.1(b)
Agreement	Preamble
Assignment and Assumption Agreement	6.2(c)(i)
Assignment Documentation	6.2(c)(i)
Assumed Liabilities	6.2(c)(ii)
Cap	2.1
Closing	3.1
Closing Date	3.1
Customer Agreements	6.2(c)(i)
Customer Assumed Liabilities	6.2(c)(ii)
Customers	6.2(c)(i)
Determination Date	2.2
Effective Time	Recitals
Enterprise Customer	6.2(c)(i)
Enterprise Customer Agreements	6.2(c)(i)
Equipment Receivables	6.8(a)
Equipment Receivables Payment Period	6.8(b)
Excluded Contract	6.2(c)(v)
Excluded Liabilities	6.2(c)(iii)
FAA	5.3(c)
FCC Applications	6.1(b)
First-Year Collected Amount	6.8(c)
First-Year Deficit True-Up Amount	6.8(d)(i)
First-Year Equipment Receivables Calculation	6.8(c)
Final Equipment Receivables Amount	6.8(e)

Final Equipment Receivables Calculation	6.8(e)
First-Year Surplus True-Up Amount	6.8(d)(ii)
First-Year Target Amount	6.8(d)(i)
First-Year True-Up Date	6.8(c)
Former nTelos Service Area	Recitals
Individual Customer	6.2(c)(i)
Losses	9.2
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Migration Plan	6.11
Monthly Retainage Reduction	2.1
nTelos	Recitals
nTelos Business	Recitals
Original Equipment Receivables Amount	6.8(b)
Parent	Recitals
Parties	Preamble
Party	Preamble
Post-Closing Reimbursement Period	2.2(a)
Pre-Closing Services Receivables	6.12(a)
PUCs	4.2
Reduction Credit	2.1
Regulatory Condition	6.1(b)
Rejected Contract	6.2(c)(v)
Required Consent Contract	6.2(c)(iv)
Restrictive Contract	6.2(c)(v)
Retail Customer Transition Services Agreement	6.2(e)
Retail Determination Date	2.3
Retail Stores Transfer Agreement	6.2(f)
Retained Consent Contract	6.2(c)(iv)
Review Date	6.2(c)(iv)
Services Receivables	6.12(a)
Shentel	Preamble
Shentel Affiliate Addendum	6.2(a)
Shentel Affiliate Agreements	Recitals
Shentel Disclosure Schedule	V
Shentel Entities	5.3(a)
Shentel Entity	5.3(a)
Shentel Indemnified Persons	9.3
Shentel Report	2.3(a)
Spectrum Assignment Documentation	6.2(b)(i)
Spectrum Assumed Liabilities	6.2(b)(ii)
Sprint	Preamble
Sprint Equipment Receivables Payment	6.8(b)
Sprint Indemnified Persons	9.2
Sprint Monthly Retainage Amounts	2.1

Sprint/nTelos Subscribers	6.2(c)(ix)
Sprint Report	2.3(b)
Termination Agreement	6.2(d)
Updated Schedules	6.6

Section 1.2                  Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction:  (i) words of the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section and paragraph are references to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Shentel Disclosure Schedule and the other schedules and exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) Sprint and Shentel have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE II

MONTHLY RETAINAGE REDUCTION

Section 2.1                   Monthly Retainage Reduction. From and after the Closing, the monthly amounts that Sprint and its Affiliates are entitled to retain as a Prepaid Management Fee and/or a Fee Based on Billed Revenue (as those terms are defined in the Management Agreement) (collectively, the “Sprint Monthly Retainage Amounts”), shall be reduced (each such monthly reduction, a “Monthly Retainage Reduction”) by $4,200,000 (subject to adjustment pursuant to this Section 2.1, the “Cap”).  If a Sprint Monthly Retainage Amount is less than $4,200,000 (such shortfall, the “Reduction Credit”), then:

(a)               the applicable Monthly Retainage Reduction shall equal such Sprint Monthly Retainage Amount; and

(b)                the Reduction Credit shall, at Shentel’s option, be:

(i)             carried forward such that the Cap for the next succeeding month shall be increased by an amount equal to such Reduction Credit (it being understood that unused Reduction Credits shall accumulate and be carried forward with corresponding increases to the Cap until all such Reduction Credits have been realized through Monthly Retainage Reductions (or been offset pursuant to clause (ii) below), at which time the Cap shall be reduced to $4,200,000, subject to further adjustment pursuant hereto), and/or

(ii)            deducted from any amount required to be paid by Shentel to Sprint pursuant to Section 2.2.

The Monthly Retainage Reductions shall be payable on a monthly basis to “Manager” under Section 10.12 of the Management Agreement, until such time as the aggregate Monthly Retainage Reductions equal $251,800,000.  For the avoidance of doubt, the Cap shall never be lower than $4,200,000.  Schedule 2.1 sets forth examples of the calculations and adjustments contemplated by this Section 2.1.

Section 2.2                   Shentel Reimbursement.  If, on the 180th day following the Closing Date (or if such date is not a Business Day, on the first Business Day after such 180th day) (the “Determination Date”),

(a)                the number of Active Sprint Affiliate Subscribers is less than seventy-five percent (75%) of the higher of (i) the number of Former nTelos Affiliate Customers and (ii) 271,900, then Shentel shall pay to Sprint One Million Dollars ($1,000,000) per month for twenty-four (24) months (the “Post-Closing Reimbursement Period”), or

(b)                the number of Active Sprint Affiliate Subscribers is more than seventy-five percent (75%) but less than eighty-five percent (85%) of the higher of (i) the number of Former nTelos Affiliate Customers and (ii) 271,900, then Shentel shall pay to Sprint Five Hundred Thousand Dollars ($500,000) per month during the Post-Closing Reimbursement Period.

If a payment is required pursuant to Sections 2.2(a) or 2.2(b), the first payment shall be due within ten (10) days after the Parties shall have agreed on the number of Active Sprint Affiliate Subscribers pursuant to Section 2.4 and each subsequent payment shall be due and payable on the first Business Day of each calendar month during the Post-Closing Reimbursement Period, subject to Section 2.1(b).

Section 2.3                  Sprint Payment for Active Sprint Retail Subscribers.  The Parties shall agree on the number and prepaid/postpaid status of the Former nTelos Retail Customers pursuant to Section 2.4(a).  Sprint shall pay to Shentel in cash, within thirty (30) days after the Retail Determination Date (as defined below), an amount equal to the sum of (i) $175 for each postpaid Active Sprint Retail Subscriber plus (ii) $50 for each prepaid Active Sprint Retail Subscriber.  “Retail Determination Date” shall mean the date on which the migration of the Former nTelos Retail Customers to the Sprint billing platform is complete.

Section 2.4                   Reporting and Audit Rights.

(a)                Shentel shall, within thirty (30) days following the Closing Date, deliver to Sprint a report setting forth the number of Former nTelos Affiliate Customers and the number and prepaid/postpaid status of Former nTelos Retail Customers as of the Closing Date (the “Shentel Report”).  The Shentel Report shall include supporting documentation used by Shentel in the preparation of the Shentel Report.  Sprint shall have the right, subject to applicable Law, during the fifteen (15) days following its receipt of the Shentel Report and at its sole cost and expense, to audit, or to cause its employees or representatives to audit, Shentel’s books, records and other documents (including computer files) as necessary to verify the number of Former nTelos Affiliate Customers and the number and prepaid/postpaid status of Former nTelos Retail Customers as of the Closing Date.  Shentel shall reasonably cooperate with Sprint in conducting such audit.  In the event that Sprint disputes the Shentel Report, the Parties shall negotiate in good faith to resolve any such dispute as promptly as reasonably practical.

(b)                Sprint shall (I) within ten (10) days following the Retail Determination Date, deliver to Shentel a report setting forth the number and prepaid/postpaid status of Active Sprint Retail Subscribers as of the Retail Determination Date, and (II) within ten (10) days following the Determination Date, deliver to Shentel a report setting forth the number and percentage of Active Sprint Affiliate Subscribers as of the Determination Date (each, a “Sprint Report”).  Each Sprint Report shall include supporting documentation used by Sprint in the preparation of such Sprint Report.  Shentel shall have the right, subject to applicable Law, during the fifteen (15) days following its receipt of each Sprint Report and at its sole cost and expense, to audit, or to cause its employees or representatives to audit, Sprint’s books, records and other documents (including computer files) as necessary to verify (i) the number and prepaid/postpaid status of Active Sprint Retail Subscribers as of the Retail Determination Date and (ii) the number of Converted nTelos Affiliate Subscribers and the number and percentage of the Active Sprint Affiliate Subscribers as of the Determination Date, as applicable.  Sprint shall reasonably cooperate with Shentel in conducting such audit.  In the event that Shentel disputes a Sprint Report, the Parties shall negotiate in good faith to resolve any such dispute as promptly as reasonably practical.

ARTICLE III

CLOSING

Section 3.1                  Time and Place.  Upon the terms and subject to the satisfaction or waiver by the appropriate Party of the conditions set forth in Article VII, the consummation of the Transactions (the “Closing”) shall take place at the Richmond, Virginia, offices of Hunton & Williams LLP; provided, however, that, subject to the satisfaction or waiver of the Closing conditions in Sections 7.1 and 7.2, unless the Parties agree otherwise, the Closing shall occur on the same date and at the same time as the Effective Time. The date on which the Closing occurs is called the “Closing Date.”

Section 3.2                  Deliveries.  Upon the terms and subject to the satisfaction or waiver by the appropriate Party of the conditions set forth in Article VII, the Parties shall take the following actions on the Closing Date:

(a)           Sprint shall execute and deliver to Shentel:

(i)             the documents required to be delivered by Sprint at the Closing pursuant to Section 6.2; and

(ii)            the certificates and other documents required to be delivered by Sprint at or prior to Closing under Section 7.1.

(b)           Shentel and nTelos shall execute and deliver to Sprint:

(i)             the documents required to be delivered by Shentel and nTelos at the Closing pursuant to Section 6.2; and

(ii)            the certificates and other documents required to be delivered by Shentel at or prior to Closing under Section 7.2.

Section 3.3                   Procedure.  At the Closing, the Parties will exchange copies of the Transaction Documents and signature pages thereto by facsimile, .pdf or other appropriate electronic means, the receipt of which will be confirmed by telephone.  The Closing shall be deemed to occur as of 12:01 a.m. on the Closing Date.  Each Party will deliver, upon request, to the other Party such other documents as the other Party may reasonably request for the purpose of (i) evidencing the accuracy of such Party’s representations and warranties hereunder, (ii) evidencing the performance of such Party of, or the compliance by such Party with, any covenant or obligation required to be performed or complied with by such Party hereunder or (iii) otherwise facilitating the consummation or performance of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPRINT

Sprint hereby represents and warrants to Shentel as follows:

Section 4.1                   Organization and Authority; Non-Contravention.  Sprint is duly incorporated, validly existing and in good standing under the laws of the State of Kansas, has all requisite corporate power and authority, and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement, and the Transaction Documents to which Sprint is a party, constitute legal, valid and binding obligations of Sprint, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery and performance by Sprint of this Agreement or the other Transaction Documents to which Sprint is a party, nor the consummation of the Transactions will (i) conflict with, or result in a breach or violation of, any provision of Sprint’s organizational agreements; (ii) except as set forth on Schedule 4.1 or Schedule 4.2 hereto, constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default, create a material Lien, or give rise to any material right of termination, modification, cancellation, prepayment or acceleration, under (A) any Law or (B) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Sprint or any of its assets; or (iii) require any Consent other than the Governmental Authorizations contemplated in Section 4.2.

Section 4.2                  No Conflicts.  No Consent of, from or with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Sprint in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings under the Communications Act, including the FCC Rules, including the FCC Consents contemplated in Section 6.1(b), (iii) compliance with and filings under any applicable state public utility Laws and rules, regulations and orders of any state public utility commissions (“PUCs”) and rules, regulations and orders of any state regulatory bodies regulating telecommunications businesses and (iv) such Consents described on Schedule 4.2 hereto.

Section 4.3                   Qualification.  Sprint is legally qualified to (i) hold and receive FCC licenses generally, (ii) hold and receive the FCC Licenses (and the consummation of the Transactions will not cause Sprint to be ineligible to hold the FCC Licenses), and (iii) receive any authorization or approval from any state or local regulatory authority necessary for it to acquire the FCC Licenses. Sprint is in compliance with Section 310(b) of the Communications Act and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership.

Section 4.4                  Litigation.  There are no civil, criminal or administrative claims, actions, suits, demands, arbitrations, Proceedings or investigations pending or threatened against Sprint or any of its Affiliates, at law, in equity or otherwise, in, before, or by, any court, Governmental Entity, arbitrator or other governmental or regulatory official, body or authority that seeks to enjoin this Agreement or the Transactions or otherwise prevent Sprint from performing its obligations under this Agreement or consummating the Transactions. There is no judgment, decree, injunction, rule, order, writ, decree or award of any court, Governmental Entity, arbitrator or other governmental or regulatory official, body or authority outstanding against Sprint or any of its Affiliates, and there are no unsatisfied judgments against Sprint or any of its Affiliates, in each case, that would have a material adverse effect on Sprint’s ability to consummate the Transactions.

Section 4.5                  No Brokers.  Sprint has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SHENTEL

Shentel hereby represents and warrants to Sprint as follows, except as set forth in the disclosure schedule hereto (the “Shentel Disclosure Schedule”), which Shentel Disclosure

Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V:

Section 5.1                  Organization and Authority; Non-Contravention.  Shentel is a limited liability company and is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite power and authority, and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement, and the other Transaction Documents to which Shentel is a party, constitute legal, valid and binding obligations of Shentel, enforceable against Shentel in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery and performance by Shentel of this Agreement or the other Transaction Documents to which Shentel is a party, nor the consummation of the Transactions will (i) conflict with, or result in a breach or violation of, any provision of any of Shentel’s organizational agreements; (ii) except as set forth in Section 5.1 or Section 5.2 of the Shentel Disclosure Schedule, constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default, create a material Lien, or give rise to any material right of termination, modification, cancellation, prepayment or acceleration, under (A) any Law or (B) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Shentel or its assets; or (iii) require any Consent, other than the Governmental Authorizations contemplated in Section 5.2.

Section 5.2                  No Conflicts.  No Consent of, from or with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Shentel in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings under the Communications Act, including the FCC Rules, including the FCC Consents contemplated in Section 6.1(b), (iii) compliance with and filings under any applicable state public utility Laws and rules, regulations and orders of any state PUCs and rules, regulations and orders of any state regulatory bodies regulating telecommunications businesses and (iv) such other Consents as are set forth in Section 5.2 of the Shentel Disclosure Schedule.

Section 5.3                   FCC Matters.

(a)                Section 5.3(a) of the Shentel Disclosure Schedule sets forth each Person (each, a “Shentel Entity” and, collectively, the “Shentel Entities”) who, as of the Effective Time and after giving effect to the Merger, will be the exclusive holder of the FCC Licenses set forth opposite its name in such Section.  For each FCC License, Section 5.3(a) of the Shentel Disclosure Schedule sets forth, as of the Effective Time, (i) the FCC registration number or name of the licensee, (ii) the FCC call sign, license number or other license identifier, (iii) the geographic area for which the Shentel Entities are authorized to provide service, (iv) the current expiration date, (v) the frequency block (except for microwave licenses and Section 214 authorizations), (vi) where applicable, the relevant market and service designations used by the FCC, and (vii) if applicable, the application number of any pending application related to the FCC License.  As of the Effective Time, the FCC Licenses will constitute all the licenses and authorizations from the FCC for the business operations of the Shentel Entities (or nTelos or its applicable

Affiliates, as the case may be) as they are currently being conducted in the Former nTelos Service Area.  As of the Effective Time, there will not be any condition outside of the ordinary course imposed on any of the FCC Licenses by the FCC (including any condition on the grant of a renewal application) that is not disclosed on the face of the reference copy of the FCC License in the FCC’s Universal Licensing System database; provided, that “ordinary course” shall mean any condition described in any federal statutes, FCC Rules or similar sources that apply generally to FCC licenses of the same service or any condition that the FCC routinely imposes upon the grant of applications for similar licenses.

(b)                As of the Effective Time, (i) each FCC License will have been granted pursuant to a Final Order by the FCC to be held by the licensee listed in Section 5.3(a) of the Shentel Disclosure Schedule, will be valid and in full force and effect, and will have not been suspended, revoked, cancelled, terminated or forfeited or adversely modified; (ii) there will be no proceeding pending before the FCC or any other Governmental Entity (and no pending judicial review of such a proceeding) or, to the Knowledge of Shentel, threatened by any Person with respect to any FCC License that would, individually or in the aggregate, reasonably be likely to result in the suspension, revocation, cancellation, termination, forfeiture, or adverse modification of any FCC License; and (iii) to the Knowledge of Shentel, no event, condition or circumstance will exist or, after notice or lapse of time or both, would exist that would constitute a breach of, or default under, the terms and conditions of any FCC License that would preclude any FCC License from being renewed in the ordinary course (to the extent that such FCC License is renewable by its terms) or could reasonably be expected to place such FCC license at risk of suspension, revocation, cancellation, termination, forfeiture or modification.

(c)                As of the Effective Time, each of the Shentel Entities will be in compliance in all material respects with the terms of the FCC Rules and any other Laws that apply to, or that are contained in, each FCC License and will have timely fulfilled and performed all of its obligations with respect thereto in all material respects, including making all reports, filings, notifications and applications to the FCC, except for such reports, filings, notifications and applications that are not material to Shentel’s business in the Former nTelos Service Area.  As of the Closing, Shentel will have made available to Sprint true and complete copies of each such material report, filing, notification and application, including ownership reports and regulatory fee filings, in its possession and filed by nTelos or its applicable Affiliates in the last three (3) years, with the exception of those reports, filings, notifications and applications that are available in their entirety in the FCC’s Universal Licensing System database.  As of the Effective Time, neither Shentel nor any Shentel Entity will have received written notice of, incurred, or if incurred, Shentel or the applicable Shentel Entity will have fully discharged, any audit, investigation, inquiry, fine, charge or other liability resulting from any noncompliance prior to the Closing relating to such reports, filings, notifications and applications, or any other obligation arising under the Communications Act, FCC Rules or any other Laws that apply to, or that are contained in, each FCC License.  As of the Effective Time, Shentel or the applicable Shentel Entity will have timely made the payment of all regulatory fees and contributions to the FCC, the United States Treasury or any other

Governmental Entity with respect to any FCC License or which are otherwise required by the FCC Rules, including Universal Service Fund and TRS Fund contributions.  As of the Effective Time, no payment will be owed to the FCC or any other Governmental Entity with respect to any FCC License, or any other obligation arising under the Communications Act or FCC Rules.  As of the Closing, Shentel and each Shentel Entity will have received all necessary regulatory approvals, made all filings, tower registrations, radio frequency emission certifications, state and tribal historic preservation officers certifications or letters and other reports required to be obtained or made by such Person relating to the operation of towers, including those necessary to comply with all of the rules, regulations and policies of the Federal Aviation Administration (“FAA”) and all other Laws governing the construction, marking and lighting of antenna structures and colocation activities, including FAA and FCC tower registration filing requirements, except for such approvals, filings, registrations, certifications, letters or reports that are not material to the operation of Shentel’s business in the Former nTelos Service Area.  As of the Closing, Shentel will have all documentation in its possession or reasonably ascertainable by Shentel supporting such approvals, filings, registrations and certifications, except such approvals, filings, registrations and certifications the absence of which would not, individually or in the aggregate, reasonably be likely to materially adversely affect the business of Shentel in the Former nTelos Service Area.  As of the Closing, except as contemplated by Section 6.1, there will be no investigations, inquiries, enforcement proceedings, orders or other actions pending (or, to the Knowledge of Shentel, threatened) by the FAA, the FCC or any similar Governmental Entity with respect to the FCC Licenses or the conduct of the business.

(d)               As of the Effective Time, there will be no pending or planned application by Shentel or any Shentel Entity to modify any FCC License.  As of the Effective Time, except as listed in Section 5.3(d) of the Shentel Disclosure Schedule, neither Shentel nor any Shentel Entity will have (i) entered into any field-strength agreements or otherwise granted any Interference Consents with respect to any of the spectrum that is the subject of any of the FCC Licenses or (ii) waived or relinquished any right or claim with respect to any of the spectrum that is the subject of any FCC License.

(e)                As of the Effective Time, except as listed in Section 5.3(e) of the Shentel Disclosure Schedule, neither Shentel nor any Shentel Entity will lease or license any FCC Licenses to or from any Person (other than leases solely among Shentel and/or any Shentel Entity).

(f)                 As of the Effective Time, no Shentel Entity or any Affiliate thereof will have entered into any obligation, agreement, arrangement or understanding to Transfer the FCC Licenses.

(g)                As of the Effective Time, all build out and coverage requirements under 47 C.F.R. § 24.203 or § 27.14(o) in respect of the FCC Licenses subject to those rules that have become due will have been satisfied in full and on a timely basis, and certification of such buildout, coverage and substantial service will have been made to the FCC.

Section 5.4                  Compliance with Laws.  As of the Closing, neither Shentel nor any Affiliate thereof will be in conflict with, or in default or violation of, in any material respect, any Laws applicable to the FCC Licenses.  Neither Shentel nor any Affiliate thereof has received notice of any formal or informal complaint or order filed against Shentel or any Affiliate thereof alleging any material non-compliance by Shentel or any Affiliate thereof with respect to any such Laws, in each case to the extent applicable to the operation of the FCC Licenses.

Section 5.5                  Shentel Entities.  Except as set forth in Section 5.5 of the Shentel Disclosure Schedule, as of the Effective Time, Parent, directly or indirectly, will beneficially own all of the outstanding equity interests of each Shentel Entity.

Section 5.6                  Litigation.  There are no civil, criminal or administrative claims, actions, suits, demands, arbitrations, Proceedings or investigations pending or, to the Knowledge of Shentel, threatened against Shentel or any Affiliate thereof that seeks to enjoin this Agreement or the Transactions or otherwise prevent Shentel from performing its obligations under this Agreement or the other Transaction Documents or consummating the Transactions. There is no judgment, decree, injunction, rule, order, writ, decree or award of any court, Governmental Entity, arbitrator or other governmental or regulatory official, body or authority outstanding against Shentel or any Affiliate thereof, and there are no unsatisfied judgments against Shentel or any Affiliates thereof, in each case that would have a material adverse effect on Shentel’s ability to consummate the Transactions.

Section 5.7                   Agreements, Contracts and Commitments.

(a)                 The Customer Agreements for Individual Customers generally conform to the standard terms and conditions contained in nTelos’s “form customer agreement” for Individual Customers, a copy of which has been provided to Sprint, except for variations to such standard terms and conditions that are not, individually or in the aggregate, material to the nTelos Business.

(b)                As of the Closing, each Customer Agreement and each Other nTelos Spectrum Lease (other than any Other nTelos Spectrum Lease that is terminated or expired as of the Closing) will be a valid, binding and enforceable obligation of nTelos or its applicable Affiliate, and, to the Knowledge of Shentel, each other party thereto, in each case, in accordance with the terms of such Customer Agreement or Other nTelos Spectrum Lease, except where the failure to be so valid, binding and enforceable would not, in the aggregate, be material to the nTelos Business, and subject to the effect of any applicable Laws, including bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                 As of the Closing, nTelos or its applicable Affiliate will not be nor, to the Knowledge of Shentel, will any other party to a Customer Agreement or an Other nTelos Spectrum Lease (other than any Other nTelos Spectrum Lease that is terminated or expired as of the Closing) be, in default or breach of such Customer Agreement or Other

nTelos Spectrum Lease, except for past due amounts or other breaches that are not, individually or in the aggregate, material to the nTelos Business after taking into account the allowance for doubtful accounts in nTelos’s publicly-filed consolidated financial statements, including the footnotes thereto.

(d)                 Except for the Required Consent Contracts or as otherwise disclosed in Section 5.7(d) of the Shentel Disclosure Schedule, neither the execution, delivery and performance by Shentel of the Transaction Documents to which it is or shall be a party, nor the consummation of the Transactions to which it is a party, will constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default by it, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment, acceleration or recapture, or a material loss of rights, under any of the Customer Agreements or any Other nTelos Spectrum Lease (other than any Other nTelos Spectrum Lease that is terminated or expired as of the Closing).

Section 5.8                  Brokers.  Shentel has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions other than Moelis & Company LLC, whose fees are the responsibility of Shentel.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1                   Covenants and Agreements.

(a)                 Except as may be otherwise permitted by this Agreement, each of the Parties shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) obtaining all necessary Consents from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary Consent from, or to avoid a Proceeding by, any Governmental Entity (including under the HSR Act and the FCC Rules) and (ii) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  To the extent not prohibited by applicable Law or any Governmental Entity, upon the terms and subject to the conditions set forth in this Agreement, each Party shall keep the other Party reasonably apprised of the status of matters relating to the completion of the Transactions and shall work cooperatively with the other in connection with obtaining all required Consents of any Governmental Entity, including (A) promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any material communications from or with any Governmental Entity with respect to any of the Transactions, (B) permitting the other Party to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral)

communication with any such Governmental Entity, (C) promptly notifying the other Party of any meeting with any such Governmental Entity, (D) furnishing the other Party with copies of all substantive correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement, and (E) cooperating with the other to furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with the Parties’ mutual cooperation in preparing any necessary filings or submissions of information to any such Governmental Entity.

(b)                Subject to the terms and conditions herein provided and without limiting the foregoing, each of the Parties shall (i) within fifteen (15) days of the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) within fifteen (15) days (which will be extended as necessary to comply with the procedural requirements of Section 6.1(a) hereof) of the date hereof, file all such applications (the “FCC Applications”) as are required to be filed with the FCC to obtain the FCC’s approval for the Transactions and respond as promptly as practicable to any additional requests for information received from the FCC by any Person to an FCC Application, and (iii) promptly following the filing of the FCC Applications, file all such applications as are required to be filed with any PUC to obtain the PUC’s approval for the Transactions and respond as promptly as practicable to any additional requests for information received from the PUC by any Person to an FCC Application.  Each of the Parties shall use its respective commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (z) taking all such reasonable action as may be necessary to resolve such objections, if any, as the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other jurisdiction or any other person may assert under relevant FCC, antitrust or competition laws with respect to the Transactions; provided, however, that except as provided in Section 6.1(d), nothing in this Agreement shall require, or be construed to require, Shentel or Sprint to proffer, agree or consent to (A) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, whether before or after the Closing Date, any of its respective assets, properties, licenses, permits, operations, rights, product lines, businesses or interest therein or (B) any changes (including through a licensing arrangement), restriction or condition on, or other impairment of any of its respective ability to own or operate any assets, properties, licenses, operations, rights, product lines, businesses or interests therein (in each case, a “Regulatory Condition”), unless such Regulatory Condition would not, individually or in the aggregate, materially adversely affect such Party’s existing or projected business in the nTelos Footprint (in any such case, an “Adverse Regulatory Condition”). In addition, nothing in this Agreement shall require Shentel or any of its Affiliates to initiate any suit, action or Proceeding against any party to the Merger Agreement.

(c)                 In the event any Proceeding by any Governmental Entity or other Person is commenced that challenges the validity or legality of this Agreement or seeks damages or conditions in connection therewith, except as otherwise permitted by this Agreement or necessary to avoid violation of applicable Law, the Parties agree to cooperate with each other and take such commercially reasonable actions to attempt to satisfy the conditions to Closing set forth in Sections 7.1(a), 7.1(b), 7.2(a) and 7.2(b).

(d)                The Parties agree that a Regulatory Condition that requires Sprint or any of its Affiliates to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate or that imposes a change, restriction or condition on, or other impairment of, any of the spectrum set forth on Schedule 6.1(d)-1 hereto shall not constitute an Adverse Regulatory Condition under this Agreement.  If any Governmental Entity imposes a Regulatory Condition on Sprint or any of its Affiliates that requires the sale, divestiture, sublease, license, transfer or disposition of any spectrum, then Sprint shall first sell, divest, sublease, license, transfer or otherwise dispose of the spectrum set forth on Schedule 6.1(d)-2 hereto, but only to the extent necessary to obtain all required Consents of the FCC or other Governmental Entities.  If such disposal of the spectrum set forth on Schedule 6.1(d)-2 hereto is not sufficient to obtain all required Consents of the FCC or other Governmental Entities, Sprint shall then sell, divest, sublease, license, transfer or dispose of the other spectrum set forth on Schedule 6.1(d)-1 hereto, but only to the extent necessary to obtain all required Consents of the FCC or other Governmental Entities; provided, however, that if such sale, divestiture, sublease, license, transfer or disposition pursuant to a Regulatory Condition is of the spectrum set forth on Schedule 6.1(d)-3 hereto, then Shentel shall reimburse Sprint fifty percent (50%) of all Losses incurred or suffered by Sprint or its Affiliates arising out of such Regulatory Condition, including without limitation (i) fifty percent (50%) of the amount of any sales, divestitures, leases, licenses, transfers or other dispositions of such spectrum that is below the value ascribed to such spectrum in that certain Side Letter Regarding Valuation delivered by Sprint and accepted by Shentel as of the date hereof, and (ii) fifty percent (50%) of all other reasonable and documented out-of-pocket costs and expenses incurred in connection with compliance with such Regulatory Condition of the sale, divestiture, sublease, license, transfer or disposition of the spectrum in Schedule 6.1(d)-3, including without limitation (x) early termination fees and (y) reasonable and documented fees and expenses of attorneys, accountants, engineers and valuation experts; provided, further, that the amount of reimbursement by Shentel pursuant to this Section 6.1(d) shall not exceed Seven Million Five Hundred Thousand ($7,500,000).  In the event of a reimbursement required by this Section 6.1(d), Sprint shall provide Shentel with invoices and other reasonable documentation in support of its Losses.

(e)                 If any Governmental Entity imposes an Adverse Regulatory Condition on Sprint or any of its Affiliates, then such Adverse Regulatory Condition shall be subject to Sections 7.2(a) and (b).

Section 6.2                   Other Commercial Arrangements.  The Monthly Retainage Reductions are in consideration for the following items:

(a)                 Modification of Shentel Affiliate Agreements.  Contemporaneously herewith, the Parties shall execute and deliver to each other that certain addendum to the Shentel Affiliate Agreements (the “Shentel Affiliate Addendum”), which includes, but is not limited to, the following:

(i)             an expansion of the Shentel Service Area (as defined in the Shentel Affiliate Agreements) to include the nTelos Expansion Area (as defined in the Shentel Affiliate Agreements);

(ii)            the network build-out requirements outlined in Exhibits B and C of the Shentel Affiliate Addendum;

(iii)           modifications to the Net Service Fee; and

(iv)          a five-year extension of the term of the Shentel Affiliate Agreements.

(b)                Spectrum Transfer.

(i)              At the Closing, Shentel shall cause, or shall have caused, nTelos and its Affiliates to assign, transfer, deliver and convey to Sprint, all of its right, title and interest in and to the FCC Licenses, as of the Effective Time, pursuant to assignment documentation in substantially the form attached hereto as Exhibit A (the “Spectrum Assignment Documentation”).  Such FCC Licenses shall be free and clear of all Liens.

(ii)            At the Closing, Sprint will assume from Shentel, as of the Closing Date, the payment, discharge and performance of all liabilities and obligations relating to periods after the Closing Date under or with respect to the FCC Licenses, including, without limitation, any liabilities and obligations relating to periods after the Closing Date based on any Law, FCC Rule or applicable state regulatory commission or any other Governmental Entity to which the FCC Licenses are subject (the “Spectrum Assumed Liabilities”), pursuant to the Spectrum Assignment Documentation.

(c)                 Customer Transfer.

(i)              Pursuant to an assignment and assumption agreement, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement” and, together with the Spectrum Assignment Documentation, the “Assignment Documentation”), at the Closing, Shentel will, and will cause its applicable Affiliates to, assign, transfer, deliver and convey to Sprint, free and clear of all Liens, and Sprint will acquire all right, title and interest of Shentel and its applicable Affiliates, as of the Effective Time, in and to, the following: except with respect to the Excluded Contracts, (A) Shentel’s customer relationship

(including any applicable Affiliate’s customer relationship) with (1) all individual subscribers (I) whose contracts for service are with nTelos or any Affiliate of nTelos; (II) who are directly liable under such contracts; and (III) who are Homed to the nTelos Footprint, including the Former nTelos Retail Customers (the “Individual Customers”), and (2) any enterprise or public sector subscriber located in the nTelos Footprint whose contracts for service are with nTelos or any Affiliate of nTelos (each, an “Enterprise Customer,” and, together with the Individual Customers, the “Customers”), (B) all written agreements with Individual Customers and the Enterprise Customers (the “Enterprise Customer Agreements” and, together with the written agreements with the Individual Customers, the “Customer Agreements”), (C) any interest of Shentel or its Affiliates in the NPA-NXXs associated with the Customers, including without limitation any unused NPA-NXX blocks for the nTelos Business, (D) any interest of Shentel or its Affiliates in the Mobile Block Identifier, Transmitted System Identifier and System Identifier/Billing Identifier information (I) associated with the Customers or (II) used by nTelos or any of its Affiliates to provide roaming services and roaming settlements for the nTelos Business, (E) the right of Shentel or its Affiliates to receive payments from such Customers pursuant to any such Customer Agreements for service rendered on and after the Effective Time, (F) all claims, deposits, prepayments, prepaid assets, accruals in respect of loyalty reward points, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment with respect to Customers, and (G) copies of all information and data compiled by nTelos or its Affiliates’ customer service center(s) from and after January 1, 2014, excluding Customer invoices and other immaterial information and data, to the extent available electronically to nTelos’s customer service representatives and able to be transferred to Sprint under applicable Law, with respect to Customers.

(ii)            Pursuant to the Assignment and Assumption Agreement, at the Closing, Sprint will assume from Shentel or its applicable Affiliates, as of the Effective Time, the payment, discharge and performance of all liabilities and obligations relating to periods after the Effective Time under the Customer Agreements (collectively, the “Customer Assumed Liabilities” and, together with the Spectrum Assumed Liabilities, the “Assumed Liabilities”).

(iii)           Except as otherwise expressly set forth in Sections 6.2(b) and (c), Sprint shall not assume or undertake in any way to perform, pay, satisfy or discharge any liability or obligation of Shentel of any nature whatsoever, whether known or unknown, determined or undetermined, liquidated or unliquidated, direct or indirect, contingent or accrued, matured or unmatured other than the Assumed Liabilities, including without limitation any liabilities or obligations (A) in connection with device insurance of any Customer relating to periods prior to or as of the migration of such Customer to the Sprint billing platform pursuant to the Retail Customer Transition Services Agreement, (B) relating to periods prior to or as of the Effective Time arising out of (I) any Law to which the FCC Licenses, or the Customer Agreements are subject or (II) the Customer relationship or any Customer Agreement, or (C) any of the Excluded Contracts

(collectively, the “Excluded Liabilities”).  Shentel shall pay, perform and discharge when due all Excluded Liabilities.

(iv)           As promptly as reasonably practicable (and, in any event, not more than thirty (30) days) following the date hereof, Shentel shall cause (subject to such procedures as may be reasonably requested by nTelos) correct and complete copies of the Enterprise Customer Agreements in nTelos’s possession to be made available, in written or electronic form (the date such Enterprise Customer Agreements are first made available being referred to as the “Review Date”), for Sprint’s review to determine whether such Enterprise Customer Agreements constitute Restrictive Contracts. As promptly as reasonably practicable thereafter, Shentel shall deliver to Sprint a list that is complete and accurate in all material respects of the Enterprise Customer Agreements that require the consent of the applicable Customers to be assigned to Sprint (a “Required Consent Contract”).  Shentel shall use its commercially reasonable efforts to obtain the consent of the applicable Customer under such Required Consent Contract.  If the applicable Customer’s consent under such Required Consent Contract is not obtained prior to the Closing, such Required Consent Contract shall not be assigned to Sprint and shall be retained by Shentel or its applicable Affiliate (each, a “Retained Consent Contract”).

(v)            With respect to any Enterprise Customer Agreement that (A) contains most-favored nation pricing or contains terms that would impact most favored nation pricing under any of Sprint’s (or any of its Affiliates’) other contracts or agreements, (B) limits or restricts Sprint in any material respect from (I) engaging or competing with any Person in any material activity or material line of business, (II) competing with any Person or operating in any location or (III) obtaining products or services from or providing products or services to any Person, (C) includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of Sprint to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (D) contains any restrictions of financing, borrowing or the issuance or offering of any debt or equity securities of Sprint, (E) would otherwise materially impact the ongoing business of Sprint or any of its Affiliates or (F) has not been provided by Shentel to Sprint for review (each a “Restrictive Contract”), Sprint may, subject to Section 6.2(c)(vi), reject any such Restrictive Contract.  Sprint will, by written notice to Shentel within sixty (60) days after the Review Date, provide a list of all Enterprise Customer Agreements it will acquire from Shentel, it being understood and agreed that (y) Sprint may only reject Restrictive Contracts and (z) any Enterprise Customer Agreement that has not been provided by Shentel to Sprint for review shall automatically be deemed to be a rejected Restrictive Contract.  Each Enterprise Customer Agreement that is not included on such list is referred to herein as a “Rejected Contract” and, together with each Retained Consent Contract, the “Excluded Contracts”.

(vi)          Between the date hereof and the Closing, Shentel may hold discussions with any Customer who is a party to a Restrictive Contract for the purpose of making amendments or modifications thereto as are necessary so that such Customer Agreement ceases to constitute a Restrictive Contract, in which case such Customer Agreement shall be assigned to Sprint in accordance with Section 6.2(c)(i) and shall not be an Excluded Contract.

(vii)         Notwithstanding any other provision in this Agreement to the contrary, Shentel or its applicable Affiliate shall retain all right, title and interests in and to, and all obligations and liabilities with respect to, all Excluded Contracts (including, without limitation, all equipment, services and other receivables related thereto).

(viii)       The Parties acknowledge and agree that, notwithstanding anything herein to the contrary, (A) the Former nTelos Retail Customers shall be converted into Sprint retail subscribers and shall not be governed by the Shentel Affiliate Agreements, and (B) the Parties will cooperate with each other and use commercially reasonable efforts to develop a plan for the handling of the retail and network assets located in the markets of the Former nTelos Retail Customers, but such plan will not include Sprint assuming any liabilities or obligations related to such retail or network assets or any responsibility for shut down or decommissioning costs.

(ix)           The Parties acknowledge and agree that Sprint and its Affiliates currently have postpaid and prepaid subscribers Homed to the Former nTelos Service Area (“Sprint/nTelos Subscribers”).  As of the Effective Time, the Sprint/nTelos Subscribers shall be deemed to be either “Customers” or “Prepaid Subscribers” pursuant to the Shentel Affiliate Agreements and fees and credits relating to the Sprint/nTelos Subscribers shall be settled as set forth in Section 15 of the Shentel Affiliate Addendum.

(d)                Termination of the Amended and Restated Resale Agreement.  At the Closing, the Parties shall execute and deliver to each other a termination agreement in substantially the form attached hereto as Exhibit C (the “Termination Agreement”), which Termination of Amended and Restated Resale Agreement shall terminate the Amended and Restated Resale Agreement.

(e)                 Retail Customer Transition Services Agreement.  The Parties shall use their commercially reasonable efforts to execute and deliver to each other a customer transition services agreement (the “Retail Customer Transition Services Agreement”) within sixty (60) days of the date hereof.

(f)                  Retail Stores Transfer Agreement.  Contemporaneously herewith, the Parties shall execute and deliver (or shall cause the execution and delivery of) that certain Retail Stores Transfer Agreement providing for the transfer of Sprint’s retail stores and related assets and employees in the Former nTelos Service Area (the “Retail Stores Transfer Agreement”).

(g)                Intercarrier Roamer Service Agreement.  At or prior to Closing, the Parties shall amend the Intercarrier Roamer Service Agreement to (i) provide that any Sprint customer usage in the Former nTelos Service Area will be settled under the Management Agreement and (ii) terminate the Intercarrier Roamer Service Agreement effective as of the date when the migration of the Former nTelos Customers to the Sprint billing platform transition under the Retail Customer Transition Services Agreement is complete.

(h)                Termination of Agreements.  Promptly following the Closing, Shentel shall take the actions described in Schedule 6.2(h) with respect to the termination of the agreements set forth therein.

Section 6.3                  Notice of Certain Events.  Each of the Parties shall use commercially reasonable efforts to refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate in any material respect immediately prior to the Closing. Each Party shall promptly notify the other in writing (i) of any Proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any Transactions, (ii) of any development causing any of the representations and warranties of such Party in Articles IV or V above, as applicable, to be untrue in any material respect or (iii) of any Proceeding that may be threatened, brought, asserted or commenced against such Party which would have been required to have been disclosed if such Proceeding had arisen prior to the date hereof. No disclosure by either Party pursuant to this Section 6.3, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant herein.

Section 6.4                 Confidentiality.  All non-public information, written or oral, provided by one Party (or its Affiliates) to any other Party (or its Affiliates) under this Agreement, whether in connection with the defense of a claim or otherwise, shall be kept confidential by the receiving Party and its Affiliates, and shall not be used or disclosed by the receiving Party or its Affiliates except to the extent required in connection with the performance of the receiving Party’s obligations under this Agreement or as required by Law, and then only after the disclosing Party has provided the receiving Party with a reasonable opportunity to seek confidential treatment, a protective order or other limitation on such disclosure. This provision shall survive the Closing or termination of this Agreement by two (2) years. The foregoing provisions of this Section 6.4 are in addition to those in the Agreement for Mutual Use and Nondisclosure of Proprietary Information, effective as of September 23, 2014, by and between Sprint Spectrum L.P. and Shentel.

Section 6.5                 Further Assurances.  Each Party shall forthwith upon request execute and deliver such documents and take such commercially reasonable actions as may reasonably be requested by the other Party in order to effectuate the purposes of this Agreement.

Section 6.6                  Updated Schedules.  Not less than five (5) Business Days prior to the Closing Date, and solely for the purpose of rendering its representations and warranties in Article V true and correct on and as of the Closing Date, Shentel shall supplement, amend or correct in writing the Shentel Disclosure Schedule (the “Updated Schedules”).

Section 6.7                   Due Diligence; Access to Employees.  Shentel will, and will use its commercially reasonable efforts to cause nTelos to, permit Sprint and its employees and representatives, in a reasonable manner during normal business hours and upon prior notice, reasonable access to, and make available for inspection, all of the assets of Shentel and nTelos related to the operations in the Former nTelos Service Area, as well as Shentel’s and nTelos’s key employees and suppliers, and furnish Sprint copies of all documents, books, records and information with respect to the affairs of Shentel and nTelos related to the operations in the Former nTelos Service Area, in each case as Sprint and its representatives may reasonably request in connection with the performance of this Agreement, including, without limitation, such access and information related to the post-Closing (i) integration of the Parties’ billing, IT and other systems, (ii) transition of the Former nTelos Affiliate Customers to Converted nTelos Affiliate Subscribers and (iii) transition of the Former nTelos Retail Customers to Converted nTelos Retail Subscribers.

Section 6.8                   Equipment Receivables.

(a)                At the Closing, Shentel shall, and shall cause its applicable Affiliates to, sell, assign, transfer, convey and deliver to Sprint, free and clear of all Liens, and Sprint shall purchase from Shentel, all of Shentel’s and its Affiliates’ right, title and interest in, as of the Effective Time, the billed and unbilled equipment receivables arising from any equipment installation agreement that is a Customer Agreement (excluding any Excluded Contract) (the “Equipment Receivables”).  As soon as reasonably practicable after the Closing Date, Shentel shall prepare and deliver to Sprint a statement setting forth the gross amount of the Equipment Receivables (the “Original Equipment Receivables Amount”).  At the Closing (and during the post-Closing period that the Customers are being transitioned to the Sprint billing platform), Shentel shall also pay to Sprint a cash amount equal to the full value of all unreturned customer deposits, if any, collected in connection with the Customer Agreements (excluding any Excluded Contracts).  Sprint will not make at Closing, or be required to make at Closing, any initial payment to Shentel in connection with Sprint’s purchase of the Equipment Receivables.

(b)                As consideration for the Equipment Receivables, Sprint shall pay to Shentel an amount (the “Sprint Equipment Receivables Payment”) equal to the product of (i) the Original Equipment Receivables Amount times (ii) 70%.  The Sprint Equipment Receivables Payment shall be payable over twenty-four (24) months (the “Equipment Receivables Payment Period”) in equal, monthly installments, the first payment of which shall be due within ten (10) days after the completion of the migration of the Customers to the Sprint billing platform.  Each subsequent payment shall be due and payable on the first Monday of each calendar month during the Equipment Receivables Payment Period.

(c)                Sprint shall, within fifteen (15) days following the first anniversary of the completion of the migration of the Customers to the Sprint billing platform (the “First-Year True-Up Date”), deliver to Shentel a report (the “First-Year Equipment Receivables Calculation”) setting forth the gross amount of the Equipment Receivables actually collected by Sprint from Customers during the first twelve (12) months of the Equipment Receivables Payment Period (the “First-Year Collected Amount”).  The First-Year Equipment Receivables Calculation shall include reasonable supporting documentation used by Sprint in the preparation of the First-Year Equipment Receivables Calculation.  Shentel shall have the right, during the fifteen (15) days following its receipt of the First-Year Equipment Receivables Calculation and at its sole cost and expense, to audit, or to cause its employees or representatives to audit, Sprint’s books, records and other documents (including computer files) as necessary to verify the number of the First-Year Equipment Receivables Amount.  Shentel shall give Sprint reasonable notice of such audit, and Sprint shall reasonably cooperate with Shentel in conducting such audit.  Such audit shall be subject to the confidentiality provisions set forth in Section 6.4 of this Agreement, and shall be conducted in compliance with Sprint’s privacy and corporate data security policies and applicable Law.  In the event that Shentel disputes the First-Year Equipment Receivables Amount, the Parties shall negotiate in good faith to resolve any such dispute as promptly as reasonably practicable.

(d)                If the First-Year Collected Amount is:

(i)              less than 47.5% of the Sprint Equipment Receivables Payment (the “First-Year Target Amount”), then, within five (5) Business Days after the First-Year Collected Amount is determined in accordance with Section 6.8(c), Shentel shall pay Sprint a one-time payment, in immediately available funds, without interest, equal to the First-Year Target Amount minus the First-Year Collected Amount (the “First-Year Deficit True-Up Amount”).  As an example, if the Sprint Equipment Receivables Payment equals $15,750,000, then the First-Year Target Amount would be $7,481,250.  If, on the First-Year True-Up Date, the First-Year Collected Amount equals $7,000,000, then Shentel would pay Sprint a First-Year Deficit True-Up Amount equal to $481,250; or

(ii)            more than the First-Year Target Amount, then, within five (5) Business Days after the First-Year Collected Amount is determined in accordance with Section 6.8(c), Sprint shall pay Shentel a one-time payment, in immediately available funds, without interest, equal to the First-Year Collected Amount minus the First-Year Target Amount (the “First-Year Surplus True-Up Amount”).  As an example, if the Sprint Equipment Receivables Payment equals $15,750,000, then the First-Year Target Amount would be $7,481,250.  If, on the First-Year True-Up Date, the First-Year Collected Amount equals $7,500,000, then Sprint would pay Shentel a First-Year Surplus True-Up Amount equal to $18,750.

(e)            During the Equipment Receivables Payment Period, Sprint shall use its commercially reasonable efforts consistent with its customary practices in the ordinary course of business, consistent with past practice, to collect the Equipment Receivables.  Sprint shall, within thirty (30) days following the end of the Equipment Receivables Payment Period, deliver to Shentel a report (the “Final Equipment Receivables Calculation”) setting forth the gross amount of the Equipment Receivables actually collected by Sprint from Customers during the Equipment Receivables Payment Period (the “Final Equipment Receivables Amount”). The Final Equipment Receivables Calculation shall include reasonable supporting documentation used by Sprint in the preparation of the Final Equipment Receivables Calculation.  Shentel shall have the right, during the fifteen (15) days following its receipt of the Final Equipment Receivables

Calculation and at its sole cost and expense, to audit, or to cause its employees or representatives to audit, Sprint’s books, records and other documents (including computer files) as necessary to verify the number of the Final Equipment Receivables Amount.  Shentel shall give Sprint reasonable notice of such audit, and Sprint shall reasonably cooperate with Shentel in conducting such audit.  Such audit shall be subject to the confidentiality provisions set forth in Section 6.4 of this Agreement, and shall be conducted in compliance with Sprint’s privacy and corporate data security policies and applicable Law.  In the event that Shentel disputes the Final Equipment Receivables Amount, the Parties shall negotiate in good faith to resolve any such dispute as promptly as reasonably practicable.

(f)                 After the Final Equipment Receivables Amount has been finally determined pursuant to Section 6.8(e), the Parties shall reconcile the payments made hereunder for the Equipment Receivables as follows:

(i)             if (x) the Final Equipment Receivables Amount, (y) minus the Sprint Equipment Receivables Payment and (z) plus the First-Year Deficit True-Up Amount or minus the First-Year Surplus True-Up Amount, as applicable, is a negative number, then Shentel shall, within five (5) Business Days after the final determination of the Final Equipment Receivables Amount, pay the absolute value of such amount to Sprint in immediately available funds, without interest. As an example, if the Sprint Equipment Receivables Payment equals $15,750,000, then the First-Year Target Amount would be $7,481,250.  If, on the First-Year True-Up Date, the First-Year Collected Amount equals $7,000,000, then Shentel would pay Sprint a First-Year Deficit True-Up Amount equal to $481,250.  If the Final Equipment Receivables Amount was $15,000,000, Shentel would pay Sprint a final amount equal to $268,750; and

(ii)            if (x) the Final Equipment Receivables Amount, (y) minus the Sprint Equipment Receivables Payment and (z) plus the First-Year Deficit True-Up Amount or minus the First-Year Surplus True-Up Amount, as applicable, is a positive number, then Sprint shall, within five (5) Business Days after the final determination of the Final Equipment Receivables Amount, pay the absolute value of such amount to Shentel in immediately available funds, without interest.  As an example, if the Sprint Equipment Receivables Payment equals $15,750,000, then the First-Year Target Amount would be $7,481,250.  If, on the First-Year True-Up Date, the First-Year Collected Amount equals $7,500,000, then Sprint would pay Shentel a First-Year Surplus True-Up Amount equal to $18,750.  If the Final Equipment Receivables Amount was $16,000,000, Sprint would pay Shentel a final amount equal to $231,250.

(g)                For the avoidance of doubt, this Agreement provides for the outright sale and transfer of ownership of the Equipment Receivables to Sprint. From and after the Closing, Shentel will have no right to any payments collected by Sprint relating to the Equipment Receivables (other than as provided in Sections 6.8(d) and 6.8(f)) or to contact the migrated Customers for any matter relating to the Equipment Receivables.  If Shentel or any of its Affiliates receives or collects any funds constituting Equipment

Receivables, Shentel or such Affiliate shall promptly remit such funds to Sprint, it being understood, however, that Shentel makes no representation, warranty or guaranty as to collectability of the Equipment Receivables.  Sprint shall be solely responsible for all costs and expenses, legal or otherwise, associated with administering, collecting and asserting rights to the Equipment Receivables.

Section 6.9                  Amendment of Certain Agreements.  Sprint shall use commercially reasonable efforts to take the actions described in Schedule 6.9.

Section 6.10               Lease Assignment and Termination.  At the Closing, (a) the Parties shall terminate (or cause the termination of) each of the nTelos-Sprint Spectrum Leases and (b) upon Sprint’s request, Shentel shall, subject to obtaining any required consents of applicable counterparties thereto, assign (or cause the assignment of) any requested Other nTelos Spectrum Leases (other than any Other nTelos Spectrum Lease that is terminated or expired as of the Closing) to Sprint or an Affiliate of Sprint.  If any such required consents are not obtained, the associated Other nTelos Spectrum Leases shall not be assigned and transferred to Sprint at the Closing and shall be retained by Shentel or its applicable Affiliate. At or prior to Closing, Shentel shall, or Shentel shall cause an Affiliate of Shentel to, terminate the Intra-Company Lease.

Section 6.11               Migration Plan.  The Parties shall use their commercially reasonable efforts to develop, within sixty (60) days of the date hereof, a plan for the migration of the Customers to the Sprint billing platform (the “Migration Plan”).  The Parties shall use their commercially reasonable efforts to implement the planning activities outlined in Schedule 6.11 between the date hereof and the finalization of the Migration Plan, so long as such planning activities are allowed under applicable Law.  The Parties shall use their commercially reasonable efforts to migrate the Customers to the Sprint billing platform pursuant to the Migration Plan and the Retail Customer Transition Services Agreement within the later of (i) one hundred eighty (180) days after the date hereof or (ii) ninety (90) days after the Closing.

Section 6.12                Services Receivables.

(a)                 Shentel shall be entitled to receive all receivables for services rendered under the Customer Agreements (the “Services Receivables”) for all periods prior to the Effective Time (the “Pre-Closing Services Receivables”).  If Sprint or any of its Affiliates receives or collects any funds constituting Pre-Closing Services Receivables, Sprint or such Affiliate shall promptly remit such funds to Shentel.

(b)               Subject to Section 6.2(c)(vii), the Services Receivables for all periods after the Effective Time shall be governed by the Shentel Affiliate Agreements.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1                  Conditions to the Obligations of Shentel.  Shentel’s obligation to consummate the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)               All FCC Consents shall have been obtained by Final Order, shall be in full force and effect and shall be free of any Adverse Regulatory Condition affecting Shentel or any of its Affiliates.

(b)                The termination or expiration of the waiting period (and any extension thereof) applicable to the Transaction under the HSR Act shall have occurred and all material Consents (other than the FCC Consents) necessary to be obtained from any Governmental Entity in order to effect the transactions specified in Article VI of this Agreement shall have been obtained, shall be in full force and effect and shall be free of any Adverse Regulatory Condition affecting Shentel or any of its Affiliates.

(c)                The representations and warranties of Sprint contained herein shall be true and correct in all material respects as of the Closing as if made as of the Closing Date, and Shentel shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Sprint.

(d)                No Proceeding (except for any Proceeding relating to FCC matters, which shall be governed solely by the condition set forth in Section 7.1(a)) shall have been instituted by any Governmental Entity to restrain or prohibit or otherwise challenge the legality or validity of the Transactions.

(e)                The covenants and agreements of Sprint to be performed on or prior to the Closing under this Agreement shall have been duly performed and complied with in all material respects, and Shentel shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Sprint.

(f)                 The Merger shall have become effective.

(g)                Sprint shall have executed and delivered the following Transaction Documents to Shentel: (i) the Assignment Documentation and (ii) the Termination Agreement.

Section 7.2                   Conditions to the Obligations of Sprint.  Sprint’s obligation to consummate the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)               All FCC Consents shall have been obtained by Final Order, shall be in full force and effect and shall be free of any Adverse Regulatory Condition affecting Sprint or any of its Affiliates.

(b)                The termination or expiration of the waiting period (and any extension thereof) applicable to the Transaction under the HSR Act shall have occurred and all material Consents (other than the FCC Consents) necessary to be obtained from any Governmental Entity to effect the transactions specified in Article VI of this Agreement shall have been obtained, shall be in full force and effect and shall be free of any Adverse Regulatory Condition affecting Sprint or any of its Affiliates.

(c)                 The representations and warranties of Shentel contained herein shall be true and correct in all material respects as of the Closing as if made as of the Closing Date (determined without regard to the Updated Schedules), and Sprint shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Shentel.

(d)                No Proceeding (except for any action, suit, investigation or Proceeding relating to FCC matters, which shall be governed solely by the condition set forth in Section 7.2(a)) shall have been instituted by any Governmental Entity to restrain or prohibit or otherwise challenge the legality or validity of the Transactions.

(e)                The covenants and agreements of Shentel to be performed on or prior to the Closing under this Agreement shall have been duly performed and complied with in all material respects, and Sprint shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Shentel.

(f)                  The Merger shall have become effective.

(g)                Shentel shall have executed and delivered the following Transaction Documents to Sprint: (i) the Assignment Documentation and (ii) the Termination Agreement.

ARTICLE VIII

TERMINATION

Section 8.1                   Termination.  This Agreement may be terminated, and the Transactions abandoned, without further obligation of any Party except as set forth herein, at any time prior to the Closing Date:

(a)                 by mutual written consent of the Parties;

(b)                by either Party (provided that such Party is not otherwise in material breach) if the other Party has materially breached a representation, warranty, covenant or agreement set forth herein, and the breaching Party fails to cure such breach within sixty (60) days of written notice thereof; provided, however, that if the breaching Party diligently attempts to cure such breach during the sixty (60) day time period but fails to do so, such period will be automatically extended for an additional thirty (30) days;

(c)                by either Party upon written notice to the other Party, upon the other Party’s failing, or the other Party having filed against it and remaining pending for more than forty-five (45) days, a petition under Title 11 of the United States Code or similar state law provision seeking protection from creditors or the appointment of a trustee, receiver or debtor in possession;

(d)                by either Party upon written notice to the other Party if a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable;

(e)                by either Party upon written notice to the other Party if the Closing shall not have occurred on or before June 28, 2016, which is the Outside Date as defined in the Merger Agreement as of the date hereof, after giving effect to the extension thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party whose breach of, or failure to fulfill any material obligation under, this Agreement has been the primary cause of, or resulted in, the failure of the Transactions to be consummated on or before such date; and

(f)                  by either Shentel or Sprint upon prior written notice to the other Party if the Merger Agreement has been terminated.

Section 8.2                  Effect of Termination.  In the event of a termination of this Agreement, no Party shall have any liability or further obligation to the other Parties to this Agreement, except that (i) nothing herein will relieve a Party from liability for any breach of its representations, warranties or covenants contained in this Agreement, provided, however, that in the absence of a knowing and material breach, the breaching Party shall only be liable to the non-breaching Party for its reasonable and documented out-of-pocket costs and expenses incurred in conducting due diligence related to, negotiating and preparing for the consummation of this Agreement; and (ii) this Article VIII and Articles IX and X hereof shall survive the termination of this Agreement for any reason. Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1                  Survival.  The representations and warranties contained in this Agreement shall survive the Closing until eighteen (18) months after the Closing Date and shall expire at such time. The covenants contained in this Agreement shall survive until they are fully performed.  All indemnification obligations under this Agreement shall terminate as of the expiration of the survival period set forth in this Section, provided that the applicable survival period shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was made prior to the expiration of such survival period and not resolved prior to such expiration, but any such extension shall apply only as to such claims expressly made in writing prior to such expiration.  The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 9.2                 Indemnification by Shentel.  Shentel shall indemnify and hold harmless Sprint and its Affiliates, and their respective owners, managers, directors, officers, employees and agents (the “Sprint Indemnified Persons”) from and against any and all demands, claims, liabilities, actions or causes of action, assessments, actual damages, fines, taxes (including, without limitation, excise and penalty taxes), losses, penalties, reasonable costs and expenses (including, without limitation, interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts, whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by any Sprint Indemnified Person against Shentel or asserted by third Parties) (collectively “Losses”), incurred or suffered by Sprint or any Sprint Indemnified Person arising out of, in connection with or relating to (i) any material breach of any of the representations or warranties made by Shentel in this Agreement, (ii) any material failure by Shentel to perform any of its covenants or agreements contained in this Agreement, (iii) the matters described on Schedule 9.2, (iv) any material claims by third parties arising out of, in connection with or relating to the ownership or operation of the FCC Licenses prior to the Closing Date or (v) any of the Excluded Liabilities.

Section 9.3                  Indemnification by Sprint.  Sprint shall indemnify and hold harmless Shentel and its Affiliates, and their respective shareholders, directors, officers, employees and agents (the “Shentel Indemnified Persons”) from and against any and all Losses incurred or suffered by Shentel or any Shentel Indemnified Person arising out of, in connection with or relating to (i) any material breach of any of the representations or warranties made by Sprint in this Agreement, (ii) any material failure by Sprint to perform any of its covenants or agreements contained in this Agreement, or (iii) any material claims by third parties arising out of, in connection with or relating to the ownership or operation of the FCC Licenses on or after the Closing Date.

Section 9.4                  Remedies.  Notwithstanding any provisions of this Article IX to the contrary, each of the Parties acknowledges and agrees that the Transactions are unique and that, prior to and following the Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by it in the performance of its obligations under this Agreement. Accordingly, the Parties agree that in the event of any such breach, the non-breaching Party shall (subject to any defenses available to the breaching Party other than the possible adequacy of remedies at law) be entitled to a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its obligations under this Agreement, subject to the conditions of this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the non-breaching Party and the non-breaching Party expressly reserves any and all rights and remedies available to the non-breaching Party at law or in equity in the event of any breach or default by the breaching Party under this Agreement.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  The Parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the Parties hereby waive any such requirement of such a bond or undertaking.

ARTICLE X

MISCELLANEOUS

Section 10.1               Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The rights of a Party under this Agreement shall not be assignable by such Party prior to the Closing without the written consent of the other Parties.

Section 10.2                Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise) to the address provided in this Section 10.2, or (ii) if delivered by facsimile transmission to the facsimile number provided in this Section 10.2, when receipt of transmission has been orally confirmed by the receiving Party (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.2), in each case to the applicable addresses set forth below (or such other address which either Party hereto may from time to time specify). Any notice of breach shall be prominently labeled as “Notice of Breach of Contract.” Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

If to Sprint:

Sprint Spectrum L.P.
c/o Sprint Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Vice President – Business Development
Facsimile No.: (913) 523-2785

With a copy to (which shall not constitute notice)

Sprint Spectrum L.P.
c/o Sprint Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Charles R. Wunsch, Esq., General Counsel
Facsimile No.: (913) 523-9802

And a copy to (which shall not constitute notice):

Polsinelli P.C.
900 W. 48th Place, Suite 900
Kansas City, Missouri 64112
Attention: William W. Mahood, Esq.
Facsimile No.: 816-753-1536

If to Shentel:

Shenandoah Telecommunications Company
500 Shentel Way
Edinburg, VA 22824
Tel: (540) 984-5040
Attention: Earle A. MacKenzie, Executive Vice President and Chief Operating Officer

With a copy to (which shall not constitute notice)

Shenandoah Telecommunications Company
500 Shentel Way
Edinburg, VA 22824
Tel: (540) 984-5040
Attention: Ray Ostroski, Vice President, Legal and General Counsel

And a copy to (which shall not constitute notice):

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Tel:  (804) 788-7217
Fax:  (804) 343-4864
Attention:  Jeff Jones and Steven M. Haas

Section 10.3                Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 10.4                Entire Agreement; Amendment and Waivers.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Shentel and Sprint, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5               Counterparts.  This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.6               Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Transactions is adversely affected thereby. Upon such determination that a particular provision or term is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 10.7               Headings.  The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.8               Expenses.  Whether or not the Transactions are consummated, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions.

Section 10.9                Publicity.  The Parties hereby agree that except as may be required to comply with the requirements of applicable Law (including the rules and regulations of the Securities and Exchange Commission) or the rules and regulations of any national securities exchange or automated quotation system sponsored by a registered national securities association upon which the securities of one of the Parties or its Affiliates is listed (in either case the disclosing Party shall prior to any proposed written disclosure, permit the non-disclosing Party to review and to the extent practicable comment on such proposed disclosure), no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all Parties.

Section 10.10             No Third Party Beneficiaries.  Except for the Parties’ respective Affiliates, nothing in this Agreement is intended to or will confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.11             Waiver of Jury Trial.  Each Party hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any action, suit or Proceeding arising out of or relating to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers all as of the date first written above.

SPRINTCOM, INC.

By:	/s/ Michael C. Schwartz
Name: Michael C. Schwartz
Title: Vice President

SHENANDOAH PERSONAL COMMUNICATIONS, LLC

By:	/s/ Christopher E. French
Name: Christopher E. French
Title: President and Chief Executive Officer